                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Investment Community:                              Media:
Gina Haggerty                                      John Snyder
(425) 586-8671                                     Snyder Buscher Group
gina.haggerty@wwireless.com                        (206) 652-9704
                                                   jsnyder@sbgir.com

        WESTERN WIRELESS ANNOUNCES SECOND QUARTER 2000 FINANCIAL RESULTS

     -EBITDA of $78 million and Increase in Domestic Subscribers of 55,800-

    BELLEVUE, Wash. (July 26, 2000) -- Western Wireless Corporation (NASDAQ:
WWCA), a leading provider of communication services to rural America, announced today its financial and operating results for the second quarter ended June 30, 2000.

    "Today we announce results for another quarter of consistently strong growth. EBITDA (operating income before non-cash charges) was $78 million and net domestic subscriber additions were over 55,000," said John W. Stanton, chairman and chief executive officer of Western Wireless. "This was a great quarter for Western Wireless. We had record growth, record financial results, completed two important rural acquisitions and received the final award of a nationwide license in Ireland, a country with a population of nearly 4 million people. In addition, this week we announced two more domestic acquisitions."

TOTAL COMPANY RESULTS

     The company reported revenues of $182.9 million for the second quarter, a 34 percent increase over the second quarter of 1999. Consolidated EBITDA in the second quarter was $78.0 million compared to $61.7 million in the same quarter last year, an increase of 26 percent. A non-cash expense of $5.5 million was recognized for stock based compensation and an extraordinary loss of $12.4 million was recognized for the early extinguishment of debt. Net loss was $5.5 million, a loss of $.07 per basic share for the quarter, compared to a loss of $47.9 million, a loss of $.63 per basic share, for the second quarter of 1999. Consolidated capital expenditures were $78.8 million for the quarter.

     Domestic Results

     Mikal Thomsen, president and chief operating officer of Western Wireless, commented, "In the second quarter, Western Wireless showed the strongest internal subscriber growth to date, in addition to strong EBITDA growth. Year over year, we grew subscribers by 26% and domestic EBITDA by 25%, while continuing to integrate new acquisitions into our operations."

    During the second quarter of 2000, domestic subscribers increased by 55,800, including 7,200 from acquisitions, to 930,500. Domestic EBITDA for the quarter was $79.5 million, an increase of $16 million over the second quarter of 1999.

    WESTERN WIRELESS INTERNATIONAL RESULTS

    WWI operating companies were serving a total of 488,800 customers at the end of June, ending the quarter with 110,000 total proportional customers. International EBITDA loss was $1.4 million for the second quarter of 2000.

     Based in Bellevue, Wash., Western Wireless Corp. is a leading provider of wireless communications services in the western United States and abroad. It currently offers cellular service marketed under the Cellular One(R) name in 19 western states. Through its subsidiaries, Western Wireless holds licenses to offer wireless service in 9 countries.